Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: February 1, 2012

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES FOURTH

QUARTER AND FULL YEAR 2011 RESULTS AND

DECLARES CASH DIVIDEND

•	Diluted earnings per common share increased to $0.14 for the quarter ended December 31, 2011 from $0.12 in the prior quarter ended September 30, 2011

•	Increased quarterly cash dividend to $0.06 per share

•	Repurchased 132,000 shares of common stock during the quarter ended December 31, 2011

•	Originated loans increased $35.0 million, or 4.4%, during the quarter ended December 31, 2011 and increased $95.9 million, or 12.9%, during the year ended December 31, 2011

•	Non-interest demand deposits at December 31, 2011 increased to 20.4% of total deposits compared to 18.9% at September 30, 2011 and 17.1% at December 31, 2010

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported net income for the quarter ended December 31, 2011 of $2.2 million compared to net income of $9.1 million for the quarter ended December 31, 2010 and $1.8 million for the linked-quarter ended September 30, 2011. The net income applicable to common shareholders for the quarter ended December 31, 2011 was $0.14 per diluted common share, compared to $0.77 per diluted common share for the quarter ended December 31, 2010 and $0.12 per diluted common share for the linked-quarter ended September 30, 2011.

Net income applicable to common shareholders for the year ended December 31, 2011 was $6.5 million, or $0.42 per diluted common share, compared to $11.7 million, or $1.04 per diluted common share, for the year ended December 31, 2010.

Mr. Vance commented, “Our focus in 2011 has been to fully integrate the Cowlitz Bank and Pierce Commercial Bank acquisitions that were made in 2010 and to integrate over 100 new employees into the Heritage Bank team. A measure of the success of our efforts was being named the Gold Award Winner in the Puget Sound Business Journal’s Washington’s Best Workplaces in August. As I stated at the time we won the award, we are fortunate to have a quality team of employees, who serve our customers and our communities with excellence. While we didn’t have any new acquisitions in 2011, we did open a new branch in Gig Harbor and we acquired a branch in the City of Kent. We continue to expand our presence in Southwest Washington and the Portland Metro area with the hiring of a seasoned Market Executive for that region.”

Mr. Vance added, “We were gratified to resume paying a cash dividend of $0.03 in the second quarter which we increased to $0.05 in the third quarter. We then paid a special dividend of $0.25 in December in addition to our regular dividend and our stock repurchase program, all as a part of our capital management program. And finally, while earnings have not yet fully normalized, we continue to see improvement in our profitability which has led us to increase our dividend to $0.06 for the first quarter of 2012.”

Balance Sheet

The Company’s total assets were $1.37 billion at December 31, 2011 and September 30, 2011. During the quarter ended December 31, 2011, interest earning deposits decreased by $28.4 million which was substantially offset by a $20.2 million increase in net loans.

Total originated loans (not including loans held for sale) increased $35.0 million to $837.9 million at December 31, 2011 from $802.9 million at September 30, 2011. This was primarily due to increases during the quarter ended December 31, 2011 of $26.9 million in commercial business loans and $7.7 million in commercial construction loans. At December 31, 2011, real estate construction loans accounted for $77.3 million, or 9.3% of total originated loans, of which $22.4 million, or 2.7% of total originated loans, were one-to-four family residential construction loans.

Total deposits decreased slightly to $1.136 billion at December 31, 2011 from $1.137 billion at September 30, 2011. Total non-maturity deposits increased $17.7 million to $806.4 million at December 31, 2011 from $788.8 million at September 30, 2011 while certificate of deposit accounts decreased $19.1 million to $329.6 million at December 31, 2011 from $348.7 million at September 30, 2011. As a result, non-maturity deposits to total deposits increased to 71.0% at December 31, 2011 from 69.3% at September 30, 2011. In addition, non-interest demand deposits to total deposits increased to 20.4% at December 31, 2011 from 18.9% at September 30, 2011.

At December 31, 2011, the Company’s stockholders’ equity to total assets decreased to 14.8% compared to 15.1% at September 30, 2011. The decrease was due to common stock repurchases in the amount of $1.6 million and cash dividends in the amount of $4.7 million, partially offset by net income of $2.2 million. During the quarter and year ended December 31, 2011, the Company repurchased approximately 132,000 shares and 201,000 shares, respectively. The Company and its subsidiary banks continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at December 31, 2011 of 13.8%, 19.0% and 20.3%, respectively, as compared to 14.1%, 20.4% and 21.7% at September 30, 2011, respectively.

Mr. Vance continued, “This is the fourth consecutive quarter that we have been able to grow our originated loan portfolio organically. The Pacific Northwest economy continues to be difficult but we are pleased with the results from our significant investment in new lenders in 2010. We also achieved a milestone in that we grew our non-interest bearing demand deposits to 20.4% of total deposits. Our total non-maturity deposits have grown to 71.0% of total deposits.”

Credit Quality

The allowance for loan losses on originated loans at December 31, 2011 decreased by $70,000 to $22.3 million from $22.4 million at September 30, 2011. Nonperforming originated loans to total originated loans was 2.6% at December 31, 2011, a decrease from 2.9% at September 30, 2011. Nonaccrual originated loans decreased $2.4 million to $23.3 million. The decrease in nonaccrual loans was due partly to the transfer of $1.7 million in loans to other real estate owned.

The allowance for loan losses to nonperforming originated loans was 103.5% at December 31, 2011 compared to 94.7% at September 30, 2011. Potential problem originated loans were $29.7 million at December 31, 2011, a decrease of $9.3 million from $39.0 million at September 30, 2011. The decrease was primarily due to credit upgrades of $3.4 million in classified loans, the reclassification of a $2.6 million commercial potential problem loan to restructured originated performing loans and principal paydowns on other potential problem loans. The Company believes that its allowance for loan losses is appropriate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at December 31, 2011.

Restructured originated performing loans were $13.8 million at December 31, 2011, an increase of $6.6 million from $7.2 million at September 30, 2011. The increase was primarily due to a $4.3 commercial loan which was not previously classified as a potential problem loan at September 30, 2011 as well as the previously noted $2.6 million commercial loan which was disclosed as a potential problem loan at September 30, 2011.

Nonperforming originated assets were $27.0 million, or 2.14% of total originated assets, at December 31, 2011, compared to $27.8 million, or 2.20% of total originated assets, at September 30, 2011. Other real estate owned was $4.5 million at December 31, 2011 (of which $774,000 was covered by FDIC loss sharing agreements) compared to $2.6 million at September 30, 2011 (of which $588,000 was covered by FDIC loss sharing agreements).

Mr. Vance added, “Our non-performing loans and our total non-performing assets are declining and our potential problem loan totals continue to decline. Although the process occurs slower than we would like, we believe our asset quality improvement will continue throughout 2012. We continue to have a strong loan loss reserve level of 2.66% as well as a strong coverage ratio totaling 103.5% of our non-performing loans and our net charge-offs continue to be at lower levels.”

Operating Results

Net interest income decreased $413,000, or 2.4%, to $16.5 million for the quarter ended December 31, 2011 compared with $16.9 million for the same period in 2010. Heritage’s net interest margin for the quarter ended December 31, 2011 decreased to 5.18% from 5.39% for the same period in 2010.

Net interest income increased $16.5 million, or 32.4%, to $67.5 million for the year ended December 31, 2011 compared to $51.0 million during the same period in the prior year. The year-to-date increase was a result of the increased earning assets acquired from the Cowlitz Bank and Pierce Commercial Bank acquisitions (“Cowlitz and Pierce Acquisitions”) and an increase in the net interest margin. For the year ended December 31, 2011, the net interest margin increased to 5.41% from 4.78% for the same period in 2010. The increase in net interest margin was due primarily to increased loan yields as a result of discount accretion on the loan portfolios acquired in the Cowlitz and Pierce Acquisitions.

The effect on the net interest margin of discount accretion on the acquired loan portfolio for the three months and year ended December 31, 2011 was approximately 43 basis points and 63 basis points, respectively, compared to 88 basis points and 28 basis points, respectively, for the three months and year ended December 31, 2010. Interest reversals on nonaccrual originated loans impacting the net interest margin for the three months and year ended December 31, 2011 were approximately nine basis points and 11 basis points, respectively, compared to 12 basis points and 15 basis points, respectively, for the prior year three months and year ended December 31, 2010.

The provision for loan losses on originated loans decreased $2.7 million, or 93.3% to $195,000 for the quarter ended December 31, 2011 from $2.9 million for the quarter ended December 31, 2010 and decreased $200,000, or 50.6%, from $395,000 for the linked quarter ended September 30, 2011. For the year ended December 31, 2011, the provision for loan losses on originated loans decreased $6.8 million to $5.2 million from $12.0 million for the year ended December 31, 2010. The decrease in provision expense was substantially due to lower net charge-offs on originated loans during the three months and year ended December 31, 2011 as compared to prior year periods. The Company had net charge-offs of $265,000 for the quarter ended December 31, 2011 compared to $19,000 for the quarter ended September 30, 2011 and $6.0 million for the quarter ended December 31, 2010. For the year ended December 31, 2011, the Company had net charge-offs of $4.9 million compared to $16.1 million for the year ended December 31, 2010.

The provision for loan losses on purchased loans totaled $3.1 million and $9.3 million, respectively, for the three months and year ended December 31, 2011. These provisions were due substantially to the decrease of estimated cash flows in certain pools of acquired loans from the original cash flow estimations. As of the acquisition dates, purchased loans were recorded at their estimated fair value, incorporating our estimate of future expected cash flows until the ultimate resolution of these credits. To the extent actual or projected cash flows are less than originally estimated, additional provisions for loan losses on the purchased loan portfolios will be recognized immediately into earnings. To the extent actual or projected cash flows are more than originally estimated, the increase in cash flows is prospectively recognized in interest income.

Cash flows on pools of acquired loans are re-estimated on a quarterly basis. As reflected in the table below, incremental accretion income was $1.4 million for the quarter ended December 31, 2011 compared to $2.3 million in the quarter ended September 30, 2011. The FDIC indemnification asset increased $327,000 for the quarter ended December 31, 2011 and decreased $1.7 million for the quarter ended September 30, 2011. For the year ended December 31, 2011, incremental accretion income was $7.9 million compared to $2.8 million for the year ended December 31, 2010.

The following table illustrates the significant accounting entries associated with the Company’s acquired loan portfolios:

	Three Months Ended		Year Ended
(in thousands)	December 31, 2011	September 30, 2011	December 31, 2011	December 31, 2010
Incremental accretion income over stated note rate(1)	$1,409	$2,298	$7,884	$2,822
Change in FDIC indemnification asset	327	(1,666)	(2,250)	50
Provision for loan losses	(3,122)	(2,821)	(9,250)	—

Pre-tax earnings impact	$(1,386)	$(2,189)	$(3,616)	$2,872

(1)	The incremental accretion income represents the amount of income recorded on the acquired loans above the contractual stated in the individual loan notes. This income stems from the discount established at the time these loan portfolios were acquired and modified as a result of quarterly cash flow re-estimation.

Donald J. Hinson, Senior Vice President and Chief Financial Officer, commented, “We continued to experience an elevated level of provisioning on the acquired portfolios during the quarter ended December 31, 2011 as we worked through some of the more problematic credit relationships. A portion of this provisioning was offset by an increase in the FDIC indemnification asset. We expect that over time we will see a lessening of the effects of the acquired portfolios on both the provision expense and the net interest margin. We also expect our net interest margin to continue to be negatively impacted by the current low rate environment.”

Non-interest income decreased $11.4 million, or 79.7%, to $2.9 million for the quarter ended December 31, 2011 compared to $14.3 million for the same period in 2010. The decrease is due to the effects of the $11.4 million gain on the Pierce Commercial Bank acquisition which occurred during the quarter ended December 31, 2010. In addition, the gain on sale of loans for the quarter ended December 31, 2011 decreased $202,000 and the change in FDIC indemnification asset increased $277,000 from the same period in the prior year.

For the year ended December 31, 2011, non-interest income decreased $13.3 million, or 62.1%, to $8.1 million from $21.4 million for the year ended December 31, 2010. The decrease is primarily due to the effects of the $11.8 million gain on the Cowlitz and Pierce Acquisitions occurring in 2010 and a change in the FDIC indemnification asset in the amount of ($2.3) million during the year ended December 31, 2011.

Non-interest expense decreased $1.0 million, or 7.4%, to $12.8 million during the quarter ended December 31, 2011 compared to $13.8 million for the quarter ended December 31, 2010 and increased $11.5 million, or 28.3%, to $52.1 million for the year ended December 31, 2011 compared to $40.6 million for the year ended December 31, 2010. The decrease for the three months ended December 31, 2011 compared to the same period in the prior year was due to decreased professional services in the amount of $418,000, decreased federal deposit insurance expense in the amount of $246,000, decreased occupancy and equipment expense of $245,000 and decreased data processing expense of $230,000, partially offset by a $399,000 increase in salaries and benefits expense. The increase for the year ended December 31, 2011 compared to the same period in the prior year was due to increased salaries and benefits expense in the amount of $7.2 million, increased occupancy and equipment expense of $1.8 million, increased data processing of $395,000, increased other real estate owned expense (including valuation adjustments) of $652,000, and increased state and local taxes expense of $368,000. These increases for the year ended December 31, 2011 were substantially due to the Cowlitz and Pierce Acquisitions.

Dividend

On January 31, 2012, the Company’s Board of Directors declared a dividend of $0.06 per share payable on February 24, 2012 to shareholders of record on February 10, 2012.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on February 1, 2012, at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1059 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through February 15, 2012, by dialing (800) 475-6701 — access code 231981.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves western Washington and the greater Portland, Oregon area through its twenty-seven full-service banking offices and its Online Banking Website www.HeritageBankNW.com. Central Valley Bank serves Yakima and Kittitas counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes preferred stock, goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	December 31, 2011	September 30, 2011	December 31, 2010
Stockholders’ equity	$202,520	$206,115	$202,279
Less: goodwill and other intangible assets	14,525	14,632	14,965

Tangible equity	187,995	191,483	187,314
Less: preferred stock	—	—	—

Tangible common equity	$187,995	$191,483	$187,314

Total assets	$1,368,985	$1,369,090	$1,367,684
Less: goodwill and other intangible assets	14,525	14,632	14,965

Tangible assets	$1,354,460	$1,354,458	$1,352,719

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and of our bank subsidiaries by the Federal Deposit Insurance Corporation (the “FDIC”), the Washington State Department of Financial Institutions, Division of Banks (the “Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules including changes from the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations that have been or will be promulgated thereunder; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including the Cowlitz Bank and Pierce Commercial Bank transactions, or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; risks relating to acquiring assets or entering markets in which we have not previously operated and may not be familiar; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	December 31, 2011	September 30, 2011	December 31, 2010

Assets
Cash on hand and in banks	$30,193	$30,081	$37,179
Interest earning deposits	93,566	121,921	129,822
Federal funds sold	—	—	1,990
Investment securities available for sale	144,602	141,747	125,175
Investment securities held to maturity	12,093	12,446	13,768
Loans held for sale	1,828	922	764
Originated loans receivable	837,924	802,941	742,019
Less: Allowance for loan losses	(22,317)	(22,387)	(22,062)

Originated loans receivable, net	815,607	780,554	719,957
Purchased covered loans, net of allowance for loan losses of $3,963, $3,681 and $0	105,394	111,392	128,715
Purchased non-covered loans, net of allowance for loan losses of $4,635, $2,366 and $0	83,479	92,364	131,049

Total loans, net	1,004,480	984,310	979,721
FDIC indemnification asset	10,350	12,079	16,071
Other real estate owned ($774, $588 and $0 covered by FDIC loss share, respectively)	4,484	2,590	3,030
Premises and equipment, net	22,975	22,788	21,750
Federal Home Loan Bank (“FHLB”) stock	5,594	5,594	5,594
Accrued interest receivable	5,117	5,137	4,626
Prepaid expenses and other assets	19,178	14,843	13,229
Goodwill and other intangible assets	14,525	14,632	14,965

Total assets	$1,368,985	$1,369,090	$1,367,684

Liabilities and Stockholders’ Equity
Deposits	$1,136,044	$1,137,445	$1,136,276
Securities sold under agreement to repurchase	23,091	18,770	19,027
Accrued expenses and other liabilities	7,330	6,760	10,102

Total liabilities	1,166,465	1,162,975	1,165,405

Common stock	126,622	127,780	128,436
Unearned compensation	(94)	(116)	(182)
Retained earnings	74,256	76,681	73,648
Accumulated other comprehensive income, net	1,736	1,770	377

Total stockholders’ equity	202,520	206,115	202,279

Total liabilities and stockholders’ equity	$1,368,985	$1,369,090	$1,367,684

Common stock, shares outstanding	15,456,297	15,583,141	15,568,471

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF INCOME

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest income:
Interest and fees on loans	$16,862	$17,850	$18,127	$70,114	$56,054
Taxable interest on investment securities	689	792	612	2,912	2,661
Nontaxable interest on investment securities	229	214	172	821	470
Interest on federal funds sold and interest earning deposits	67	65	105	273	337

Total interest income	17,847	18,921	19,016	74,120	59,522

Interest expense:
Deposits	1,342	1,604	2,047	6,503	8,378
Borrowed funds	18	18	69	79	133

Total interest expense	1,360	1,622	2,116	6,582	8,511

Net interest income	16,487	17,299	16,900	67,538	51,011
Provision for loan losses on originated loans	195	395	2,895	5,180	11,990
Provision for loan losses on purchased loans	3,122	2,821	—	9,250	—

Net interest income after provision for loan losses	13,170	14,083	14,005	53,108	39,021

Non-interest income:
Gain on bank acquisition	—	—	11,392	—	11,830
Gain on sales of loans	72	58	274	316	401
Service charges on deposits	1,379	1,332	1,335	5,226	4,653
Merchant Visa income	722	754	759	2,906	3,092
Change in FDIC indemnification asset	327	(1,666)	—	(2,250)	50
Other income	403	383	530	1,898	1,330

Total non-interest income	2,903	861	14,290	8,096	21,356

Non-interest expense:
Salaries and employee benefits	6,902	6,495	6,503	27,109	19,910
Occupancy and equipment	1,813	1,749	2,058	7,127	5,326
Data processing	617	553	847	2,628	2,233
Marketing	276	390	277	1,361	1,171
Merchant Visa	557	622	641	2,350	2,577
Professional services	498	517	916	2,062	2,139
State and local taxes	321	290	300	1,336	968
Impairment loss on securities	25	28	25	98	298
Federal deposit insurance	286	384	532	1,558	1,656
Other real estate owned, net	325	31	303	921	269
Other expense	1,199	1,348	1,444	5,503	4,041

Total non-interest expense	12,819	12,407	13,846	52,053	40,588

Income before income taxes	3,254	2,537	14,449	9,151	19,789
Income tax expense	1,021	701	4,689	2,633	6,435

Net income	$2,233	$1,836	$9,760	$6,518	$13,354

Dividends accrued and discount accreted on preferred shares	$—	$—	$691	$—	$1,686

Net income applicable to common shareholders	$2,233	$1,836	$9,069	$6,518	$11,668

Basic earnings per common share	$0.14	$0.12	$0.77	$0.42	$1.05
Diluted earnings per common share	$0.14	$0.12	$0.77	$0.42	$1.04
Average number of common shares outstanding	15,355,967	15,458,795	11,715,572	15,431,355	11,121,346
Average number of diluted common shares outstanding	15,418,877	15,511,331	11,781,042	15,497,426	11,173,658

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Performance Ratios:
Efficiency ratio	66.11%	68.32%	44.39%	68.82%	56.09%
Return on average assets	0.65%	0.54%	2.85%	0.48%	1.16%
Return on average common equity	4.32%	3.52%	22.81%	3.17%	8.15%
Average Balances:
Loans, including purchased loans	$993,227	$988,783	$941,001	$981,848	$810,177
Taxable investment securities	128,144	134,213	117,473	129,217	105,815
Nontaxable investment securities	29,565	25,784	21,099	25,122	13,411
Interest earning deposits and federal funds sold	106,473	99,559	159,646	105,836	133,277
Total interest earning assets	1,263,003	1,253,933	1,244,501	1,247,617	1,066,884
Total assets	1,362,197	1,356,353	1,358,799	1,350,308	1,152,923
Interest bearing deposits	905,382	915,646	956,511	911,846	817,414
Securities sold under agreement to repurchase	19,702	19,015	16,769	19,301	13,750
Total interest bearing liabilities	925,087	934,661	980,644	931,148	833,060
Non-interest bearing deposits	223,691	208,666	196,151	205,862	150,906
Total equity	205,249	206,856	178,794	205,503	165,964
Common equity	205,249	206,856	157,775	205,503	143,075
Tangible common equity	190,658	192,159	142,796	190,749	129,042
Net Interest Spread:
Yield on loans, net	6.74%	7.16%	7.64%	7.14%	6.92%
Yield on taxable investment securities	2.13%	2.34%	2.07%	2.25%	2.52%
Yield on nontaxable investment securities	3.07%	3.30%	3.24%	3.27%	3.50%
Yield on interest earning deposits and federal funds sold	0.25%	0.26%	0.26%	0.26%	0.25%
Yield on interest earning assets	5.61%	5.99%	6.06%	5.94%	5.58%
Cost of interest bearing deposits	0.59%	0.70%	0.85%	0.71%	1.02%
Cost of securities sold under agreement to repurchase	0.37%	0.39%	0.55%	0.41%	0.62%
Cost of interest bearing liabilities	0.58%	0.69%	0.86%	0.71%	1.02%
Net interest spread	5.02%	5.30%	5.21%	5.23%	4.56%
Net interest margin	5.18%	5.47%	5.39%	5.41%	4.78%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Allowance for Loan Losses:
Originated loans:
Allowance balance, beginning of period	$22,387	$22,011	$25,204	$22,062	$26,164
Provision for loan losses	195	395	2,895	5,180	11,990
Net charge-offs:
Commercial business	(211)	16	(3,642)	(1,870)	(8,553)
One-to-four family residential	—	—	15	(15)	15
Real estate construction	98	—	(2,340)	(2,747)	(7,341)
Consumer	(152)	(35)	(70)	(293)	(213)

Total net charge-offs	(265)	(19)	(6,037)	(4,925)	(16,092)

Allowance balance, end of period	$22,317	$22,387	$22,062	$22,317	$22,062

	Three Months Ended December 31, 2011		Year Ended December 31, 2011
	Purchased Covered	Purchased Non-Covered	Purchased Covered	Purchased Non-Covered
Allowance for Purchased Loan Losses:
Allowance balance, beginning of period	$3,682	$2,366	$—	$—
Charge-offs	(355)	(217)	(435)	(217)
Provision for loan losses	636	2,486	4,398	4,852

Allowance balance, end of period	$3,963	$4,635	$3,963	$4,635

	Three Months Ended			Year Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Other Real Estate Owned:
Balance, beginning of period	$2,590	$1,911	$1,920	$3,030	$704
Additions	2,557	1,759	1,388	5,653	5,442
Dispositions	(391)	(1,058)	(17)	(3,257)	(1,948)
Gain (loss) on sale	4	(22)	3	(71)	143
Valuation adjustments	(276)	—	(264)	(871)	(1,311)

Balance, end of period	$4,484	$2,590	$3,030	$4,484	$3,030

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	As of Period End
	December 31, 2011	September 30, 2011	December 31, 2010
Financial Measures:
Book value per common share	$13.10	$13.23	$12.99
Tangible book value per common share	$12.16	$12.29	$12.03
Stockholders’ equity to total assets	14.8%	15.1%	14.8%
Tangible common equity to tangible assets	13.9%	14.1%	13.8%
Tier 1 leverage capital to average assets	13.8%	14.1%	13.9%
Tier 1 capital to risk-weighted assets	19.0%	20.4%	20.2%
Total capital to risk-weighted assets	20.3%	21.7%	21.4%
Net loans to deposits ratio	88.6%	86.6%	86.3%

	As of Period End
	December 31, 2011	September 30, 2011	December 31, 2010
Nonperforming Originated Assets:
Nonaccrual originated loans by type:
Commercial business	$8,265	$9,269	$10,667
One-to-four family residential	—	1	—
Real estate construction and land development	14,947	16,292	15,816
Consumer	126	211	—

Total nonaccrual originated loans(1)(2)	23,338	25,773	26,483

Other noncovered real estate owned	3,710	2,002	3,030

Nonperforming originated assets	$27,048	$27,775	$29,513

Restructured originated performing loans(3)	$13,805	$7,244	$394
Originated accruing loans past due 90 days or more(4)	1,328	1,136	1,313
Potential problem originated loans(5)	29,742	39,025	56,088
Allowance for loan losses to:
Total originated loans	2.66%	2.79%	2.97%
Nonperforming originated loans(6)	103.52%	94.70%	94.73%
Nonperforming originated loans to total originated loans(6)	2.57%	2.94%	3.14%
Nonperforming originated assets to total originated assets(6)	2.14%	2.20%	2.38%

(1)	$11.7 million, $12.7 million and $8.7 million of nonaccrual loans were considered troubled debt restructurings at December 31, 2011, September 30, 2011and December 31, 2010, respectively.
(2)	$1.8 million, $2.1 million and $3.2 million of nonaccrual loans were guaranteed by government agencies at December 31, 2011, September 30, 2011and December 31, 2010, respectively.
(3)	$592,000 and $592,000 of restructured loans were guaranteed by government agencies at December 31, 2011 and September 30, 2011, respectively. There were no restructured loans guaranteed by government agencies at December 31, 2010.
(4)	$6,000, $187,000 and $92,000 of originated accruing loans past due 90 days or more were guaranteed by government agencies at December 31, 2011, September 30, 2011and December 31, 2010, respectively.
(5)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms. $2.8 million, $4.3 million and $5.4 million of potential problem originated loans were guaranteed by government agencies at December 31, 2011, September 30, 2011and December 31, 2010, respectively.
(6)	Excludes portions guaranteed by government agencies.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	December 31, 2011		September 30, 2011		December 31, 2010(1)
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Originated loans:
Commercial business:
Commercial and industrial	$273,590	32.6%	$280,692	35.0%	$232,857	31.3%
Owner-occupied commercial real estate	166,881	19.9%	162,088	20.2%	159,444	21.5%
Non-owner occupied commercial real estate	251,049	30.0%	221,822	27.6%	221,739	29.9%

Total commercial business	691,520	82.5%	664,602	82.8%	614,040	82.7%
One-to-four family residential	37,960	4.5%	37,783	4.7%	47,505	6.5%
Real estate construction and land development:
One-to-four family residential	22,369	2.7%	23,327	2.9%	29,377	4.0%
Five or more family residential and commercial properties	54,954	6.6%	47,256	5.9%	28,588	3.8%

Total real estate construction and land development	77,323	9.3%	70,583	8.8%	57,965	7.8%
Consumer	32,981	3.9%	31,545	3.9%	23,832	3.2%

Gross originated loans	839,784	100.2%	804,513	100.2%	743,342	100.2%
Deferred loan fees	(1,860)	(0.2)%	(1,572)	(0.2)%	(1,323)	(0.2)%

Total originated loans	837,924	100.0%	802,941	100.0%	742,019	100.0%

Purchased covered loans	109,357		115,073		128,715
Purchased non-covered loans	88,114		94,730		131,049

Total loans, net of deferred loan fees	$1,035,395		$1,012,744		$1,001,783

(1)	During the quarter ended June 30, 2011, certain loans were reclassified to better represent the class of loan based on the Bank’s methodology.

	December 31, 2011		September 30, 2011		December 31, 2010
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Non-interest demand deposits	$230,993	20.4%	$215,689	18.9%	$194,583	17.1%
NOW accounts	304,818	26.8%	310,270	27.3%	287,247	25.3%
Money market accounts	166,913	14.7%	158,046	13.9%	150,953	13.3%
Savings accounts	103,716	9.1%	104,751	9.2%	100,552	8.8%

Total non-maturity deposits	806,440	71.0%	788,756	69.3%	733,335	64.5%
Certificate of deposit accounts	329,604	29.0%	348,689	30.7%	402,941	35.5%

Total deposits	$1,136,044	100.0%	$1,137,445	100.0%	$1,136,276	100.0%